Exhibit 107
Calculation of Filing Fee Table
FORM S-8
LAMB WESTON HOLDINGS, INC.
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $1.00 per share	Other	2,000,000	$45.52	$91,040,000.00	0.0001381	$12,572.63
Total Offering Amounts					$91,040,000.00		12,572.63
Total Fee Offsets							—
Net Fee Due							$12,572.63
(1)Pursuant to Rule 416(a) of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of common stock, par value $0.01 per share (the “Common Stock”), that become issuable under the Lamb Weston Holdings, Inc. 2026 Inducement Stock Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization of any other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock.
(2)Estimated in accordance with Rule 457(c) and Rule 457 (h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the $46.11 (high) and $44.93 (low) sales prices of the Common Stock as reported on The New York Stock Exchange on January 30, 2026, which date is within five business days prior to the date of filing of this Registration Statement.